Exhibit 5.1

RICHARDSON & PATEL
10900 Wilshire Blvd.
Suite 500
Los Angeles, California 90024
Telephone (310) 208-1182
Facsimile (310) 208-1154

March 25, 2008

Innovative Card Technologies, Inc.
10880 Wilshire Boulevard
Suite 950
Los Angeles, California 90024

Re:	2004 Stock Incentive Plan and Amendment No. 1 to Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Innovative Card Technologies, Inc., a Delaware corporation (the "Company"), in connection with its Post-Effective Amendment No. 1 to Registration Statement  (File No. 333-137033) on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission with respect to the registration of an additional 14,500 shares (“Shares”) of the Company’s common stock, $0.001 par value, issuable pursuant to the Company’s 2004 Stock Incentive Plan.

As such counsel, we have examined such records, documents, certificates and other instruments as in our judgment are necessary or appropriate in order to enable us to render this opinion. Based on the foregoing and our examination of such questions of law as we deem necessary, we are of the opinion that the Shares, when sold and issued in accordance with (i) the 2004 Stock Incentive Plan and (ii) the Registration Statement, will be validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement. Except as set forth in this paragraph, this opinion is furnished solely for your benefit and may not be relied upon by, nor copies delivered to, any other person or entity without our prior written consent.

/s/ RICHARDSON & PATEL LLP